Investor Contact:                             Media Contact:
Linda S. Lennox                               Christopher Reardon
Director, Investor Relations                  Manager, Corporate Communications
(908) 719-4222                                (908) 719-4224
llennox@nui.com                               creardon@nui.com


For Immediate Release


                   NUI CORPORATION ANNOUNCES INVESTIGATION OF
                       CERTAIN TRANSACTIONS AT SUBSIDIARY

                        Company Pledges Full Cooperation

Bedminster, NJ - November 19, 2003 - NUI Corporation (NYSE: NUI) announced today that in connection with the focused audit of NUI Corporation and NUI Utilities, Inc., initiated by the New Jersey Board of Public Utilities (NJBPU) in March of 2003, certain questionable transactions within NUI Energy Brokers, the company's wholesale energy trading subsidiary, were identified. NUI also said that it had received document subpoenas issued by the New Jersey State Attorney General's Office in connection with the transactions at NUI Energy Brokers. NUI will cooperate fully with the New Jersey Attorney General's Office and will continue to cooperate fully with the NJBPU.

The Audit Committee of the Board of Directors of NUI Corporation had previously retained independent counsel to conduct an internal investigation into these transactions at NUI Energy Brokers. While the Audit Committee's investigation is ongoing, based on information received to date, NUI does not believe that the amounts in question are material to NUI. Upon completion of the investigation, NUI will take appropriate action to remedy any possible misconduct.

NUI also announced it is continuing to pursue the refinancing of certain of its outstanding indebtedness, which it expects to close next week.

NUI Corporation, based in Bedminster, NJ, is a diversified energy company that operates natural gas utilities, as well as businesses involved in natural gas storage and pipeline activities and wholesale energy portfolio and risk management. NUI Utilities' divisions include Elizabethtown Gas Company in New Jersey, City Gas Company of Florida and Elkton Gas Company in Maryland. Visit our web site at www.nui.com.

This press release contains forward-looking statements, including statements related to NUI's refinancing plans and the materiality of amounts in question described above. These statements are based on current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, the outcome and consequences of the focused audit being conducted by the New Jersey Board of Public Utilities; the outcome and consequences of the investigations of NUI Energy Brokers described above; the ability of the


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company to complete its refinancing plans; those factors set forth in the company's Form 10-K, Form 10-Q and its other filings with the Securities and Exchange Commission; and other uncertainties, all of which are difficult to predict and some of which are beyond the company's control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," "will," and variations of such words and similar expressions, are intended to identify forward-looking statements. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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